Exhibit 10.5

Form of Sales Contract

(English Summary)

Party A: Great Shengda as supplier

Party B: Hangzhou Wahaha Group Co., Ltd. as purchaser

Guarantee	1.

When the contract is signed, Great Shengda will pay Hangzhou Wahaha Group Co., Ltd. RMB100,000 as deposit. Hangzhou Wahaha Group Co., Ltd. will return the deposit to Great Shengda at the end of the contract period if Great Shengda perform the contract well.

2.

During the period of the contract, Great Shengda should abide by the terms and should not refuse to provide products or provide non-conforming products or terminate the contract unilaterally. If any of the above happens, Hangzhou Wahaha has the right to deduct from the deposit and Great Shengda shall be responsible for Hangzhou Wahaha’s losses.

Standard of Inspection	Provided by Hangzhou Wahaha, the Standard of Inspection of Q/WH0436, Q/WH0449. Q/WH0459. Q/WH0466, Q/WH0468, Q/WH0469, Q/WHJ0512. Q/WHJ0518, Q/WHJ0530. Q/WHJ0542, Q/WH0543, Q/WHJ0566, Q/WH0567.

Resolution of Quality Problem

                   The supplier should provide cartons under the Standard of Inspection and the Contract. The purchaser has the right to destroy non-conforming products and the supplier should bear all the costs and expenses.

Transportation	By vehicle

Standards of check and acceptance	According to the Standard of Inspection and the Contract, The supplier has the right to reject non-conforming products or ask the supplier to replace the products for free.

Payment

                   After inspection and acceptance of the goods, and provided form of inspection and VAT invoice, the purchaser will make payment, in 30 working days. The supplier should give legal, true and available VAT invoice or the supplier will bear all costs.

Governing Law	China’s Contract Law

Dispute Resolution	the purchaser’s local court